                                                                    Exhibit 99.1

             KROGER REPORTS NET EARNINGS OF $0.46 PER DILUTED SHARE
                            FOR FIRST QUARTER OF 2003

Strong Cash Flow Enabled Kroger to Repurchase $761 Million of Stock, Reduce Net
  Total Debt by $325 Million, and Invest $2.0 Billion in Capital Projects over
                               Past Four Quarters

     CINCINNATI, OH, June 24, 2003 -- The Kroger Co. (NYSE: KR) today reported net earnings of $351.5 million, or $0.46 per diluted share, for the first quarter ended May 24, 2003. These results include income of $0.2 million, after tax, from items detailed in Table 2.

     Earnings in the year-ago period, before the cumulative effect of an accounting change, were $321.7 million, or $0.40 per diluted share. These results include an after-tax charge of $66.4 million, or $0.08 per diluted share, from the items shown in Table 2.

     Total sales for the first quarter of fiscal 2003 increased 3.8% to $16.3 billion. Total food-store sales rose 3.5%. Identical food-store sales, including fuel, declined 0.1%. Identical food-store sales, excluding fuel, decreased 1.1%. Comparable food-store sales, which include relocations and expansions, increased 0.7% for the quarter. Comparable food-store sales, excluding fuel, declined 0.5%. Kroger estimates that its product costs, including fuel, were flat. Excluding fuel, product cost deflation was negative 0.5% in the quarter.

     "We are pleased with our sales and earnings performance in the first quarter, especially in the light of continued economic uncertainty, high unemployment, and intense competition," said Joseph A. Pichler, Kroger chairman and chief executive officer. "Kroger's Strategic Growth Plan, announced 19 months ago, is the appropriate response to this economic and competitive environment. We believe that the continued enhancement of the Plan will improve our competitive price position in selected categories and markets as we offer even better value to our customers. We expect to exceed the Plan's original goal of $500 million in cost savings by the end of 2003. Through the end of the first quarter, Kroger had achieved savings of $377 million."

     Also in the first quarter:

     . FIFO gross profit margin was 26.73%, an increase of 24 basis points from 26.49% in 2002. Excluding fuel sales at the Company's convenience stores and supermarkets in both years, FIFO gross profit margin for 2003 increased 53 basis points to 27.60%. Excluding fuel and the effect of adoption of the item-cost method of accounting at the former Fred Meyer divisions, gross profit margin for 2002 was 27.67%. On this basis, comparable gross profit margin declined 7 basis points in the first quarter of 2003.

     . Operating, general and administrative costs increased 20 basis points to 18.63%. Excluding fuel sales in both years, OG&A increased 49 basis points. Higher health care, pension and energy costs accounted for 41 of the 49 basis point increase.

     . Net operating working capital totaled $364.4 million, a reduction of $47.1 million from a year ago (Table 6). The Company expects to reduce net operating working capital by $100 million this year.

     . Net total debt was $7.96 billion, a decrease of $325 million as compared to the first quarter of 2002 (Table 7). The Company continues to make progress in deleveraging its balance sheet. Going forward, Kroger expects to use one-third of its free cash flow to reduce debt and two-thirds to repurchase stock or pay a cash dividend.

     . Kroger repurchased 9.6 million shares of common stock at an average price of $13.98 per share, for a total investment of $134.3 million. Since January 2000, Kroger has invested $2.2 billion to repurchase
          111.3 million shares. At the end of the first quarter, Kroger had $313 million remaining under the $500 million repurchase program authorized in the fourth quarter of 2002. At current prices, Kroger continues to repurchase shares.

     Over the past four quarters, Kroger's cash flow has enabled the Company to repurchase $761 million in stock, reduce debt by $325 million, and invest $2.0 billion in capital projects, including the buyout of a synthetic lease for $198 million.

     During the first quarter of 2003, Kroger opened, expanded, relocated or acquired 23 food stores. Total food store square footage increased 4.1% over the prior year. Capital expenditures for the quarter totaled $671 million, including the synthetic lease buyout of $198 million.

     Kroger expects identical food-store sales, including fuel, to be positive for the full year. Mr. Pichler noted, however, that year-over-year identical food-store sales comparisons in the second quarter will be challenging because of Kroger's over-investment in gross profit margin during the second quarter of 2002.

     Last March, the Company projected that earnings for 2003 would be $1.63 per diluted share, assuming that the economic and competitive climate remained unchanged.

     "Our earnings guidance had included a projected gross profit margin increase of 20 to 30 basis points to cover a portion of our cost increases for health care, pension and energy. Competitive conditions, thus far, have prevented us from increasing gross profit margin as anticipated. We are taking the actions necessary to protect our market share. As a result, Kroger estimates its earnings for 2003 will be in the range of $1.55-$1.63 per diluted share, on the same basis as our previous estimate," Mr. Pichler said.

     "Kroger produced strong results in the first quarter. We were able to reduce debt, repurchase stock and maintain a solid capital investment program while generating sales and earnings results ahead of our traditional competitors. We are pleased with the implementation of our strategy. Kroger has the financial resources to continue making the price investments necessary to build our business, remodel and expand our store base, protect our market share, and repurchase stock. Kroger is well positioned to continue generating strong free cash flow and build shareholder value," Mr. Pichler said.

     Headquartered in Cincinnati, Ohio, Kroger is one of the nation's largest retail grocery chains. At the end of the first quarter of fiscal 2003, the Company operated (either directly or through its subsidiaries) 2,496 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith's, Fry's and Fry's Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through its subsidiaries) 792 convenience stores, 445 fine jewelry stores, 395 supermarket fuel centers and 41 food processing plants. The Company contributed $106 million last year to local communities and non-profit organizations. For more information about Kroger, please visit our web site at www.kroger.com

                                      # # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements relate to, among other things: targeted earnings per share; net operating working capital reduction; uses of cash flow; improvement in competitive price position; cost savings; identical food-store sales; and our Strategic Growth Plan; and are indicated by the words or phrases such as "comfortable," "committed," "expects," "estimate," and "goal." These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve earnings per share targets will be affected primarily by: pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including inflationary trends in certain commodities; the success of our Strategic Growth Plan announced in December 2001; and the extent to which we are able to cover a portion of our cost increases for health care, pension and energy. In addition to the factors identified above, our identical food-store sales could be affected by increases in Kroger private-label sales as well as the impact of "sister stores." Kroger's EPS goals could be affected by: sales performance; competitive actions; recessionary trends in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG&A continued increases in health care and pension costs; changes in utility costs; and the success of our capital investments. Our efforts to meet our net operating working capital reduction targets could be adversely affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to achieve sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations. The results of our Strategic Growth Plan and our ability to generate free cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impact our operations, or if any of our underlying strategies, including those to reduce shrink and

OG&A and to increase productivity, are not achieved. In addition, the timing of the execution of the Plan could adversely impact our EPS and sales results. Kroger's ability to improve our competitive price position in selected categories and markets could be affected by the competitive response to the actions we take to achieve that goal. The cost associated with implementation of our Strategic Growth Plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy; increased competitive pressures; and any inability on our part to implement the Strategic Growth Plan when expected. Labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could affect our ability to achieve the goals outlined above. The proportion of free cash flow used to reduce debt, repurchase stock, or pay a cash dividend, may be affected by the market price of Kroger common stock and the amount of outstanding debt available for pre-payment. We assume no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EDT) on June 24, 2003 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EDT) on June 24, 2003 through July 3, 2003.

                                      # # #

Media Contact:     Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:  Kathy Kelly, The Kroger Co. (513) 762-4969

                                    Table 1.
                                 THE KROGER CO.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                     (in millions, except per share amounts)

                                                    FIRST QUARTER 2003 (a)   FIRST QUARTER 2002 (a)
                                                    ----------------------   ----------------------
SALES                                               $  16,265.5    100.00%   $  15,667.3     100.00%

        MERCHANDISE COSTS, INCLUDING ADVERTISING,
            WAREHOUSING, AND TRANSPORTATION            11,930.0     73.35       11,529.2      73.59
                                                    -----------  --------    -----------   --------

            GROSS PROFIT                                4,335.5     26.65        4,138.1      26.41

        OPERATING, GENERAL AND ADMINISTRATIVE           3,030.1     18.63        2,887.8      18.43
        RENT                                              198.0      1.22          203.7       1.30
        DEPRECIATION                                      354.9      2.18          323.4       2.06
        INTEREST EXPENSE INCL. CAPITAL LEASES             190.1      1.17          193.0       1.23
        RESTRUCTURING CHARGES                                 -      0.00           13.0       0.08
        MERGER RELATED COSTS                                  -      0.00            2.4       0.02
                                                    -----------  --------    -----------   --------

            TOTAL OTHER EXPENSES                        3,773.1     23.20        3,623.3      23.13

        EARNINGS FROM OPERATIONS BEFORE
            TAX EXPENSE                                   562.4      3.46          514.8       3.29

        TAX EXPENSE                                       210.9      1.30          193.1       1.23
                                                    -----------  --------    -----------   --------

        EARNINGS FROM OPERATIONS                          351.5      2.16          321.7       2.05

        CUMULATIVE EFFECT OF ACCOUNTING
            CHANGE                                            -      0.00          (16.5)     -0.11
                                                    -----------  --------    -----------   --------

        NET EARNINGS                                $     351.5      2.16%   $     305.2       1.95%
                                                    ===========  ========    ===========   ========


        LIFO CHARGE                                 $      12.0      0.07%   $      12.0       0.08%
        GROSS PROFIT EXCLUDING LIFO CHARGE          $   4,347.5     26.73%   $   4,150.1      26.49%


        EARNINGS PER BASIC COMMON SHARE:
        FROM OPERATIONS                             $      0.47              $      0.41
        CUMULATIVE EFFECT OF ACCOUNTING
            CHANGE                                         0.00                    (0.02)
                                                    -----------              -----------

            NET EARNINGS PER COMMON SHARE           $      0.47              $      0.38
                                                    ===========              ===========

            SHARES USED IN BASIC CALCULATION              754.2                    793.1

        EARNINGS PER DILUTED COMMON SHARE:
        FROM OPERATIONS                             $      0.46              $      0.40
        CUMULATIVE EFFECT OF ACCOUNTING
            CHANGE                                         0.00                    (0.02)
                                                    -----------              -----------

            NET EARNINGS PER DILUTED COMMON SHARE   $      0.46              $      0.38
                                                    ===========              ===========

            SHARES USED IN DILUTED CALCULATION            760.6                    809.2

Note: Certain prior year amounts have been reclassified to conform to current year present. Certain per share amounts and percentages may not sum accurately due to rounding.

(a) Refer to Table 2 for a description of other income and expense items that affected Kroger's financial results during the periods presented.

                     Table 2. OTHER INCOME AND EXPENSE ITEMS
                     (in millions, except per share amounts)

The following table summarizes other income and expense items that affected Kroger's financial results during the periods presented. The items include restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statements of Earnings (Table 1). The items also include other charges and credits that were recorded as components of merchandise costs, operating, general and administrative expense (OG&A) and interest expense.

                                                            FIRST QUARTER 2003        FIRST QUARTER 2002
    OTHER ITEMS IN MERCHANDISE COSTS -
        ITEM-COST CONVERSION (a)                               $         -               $     90.7
    OTHER ITEMS IN OG&A - RELATED TO
        MERGERS (b)                                                    6.3                      3.1
    OTHER ITEMS IN OG&A - STORE CLOSINGS
        LIABILITIES (c)                                              (10.0)                       -
    OTHER ITEMS IN OG&A - UTILITY
        CONTRACTS (d)                                                  3.4                     (7.4)

    OTHER ITEMS IN INTEREST (e)                                          -                      4.4

    RESTRUCTURING CHARGES (f)                                            -                     13.0

    MERGER RELATED COSTS (g)                                             -                      2.4
                                                               -----------               ----------

        TOTAL PRE-TAX ITEMS                                           (0.3)                   106.2

    INCOME-TAX EFFECT                                                  0.1                    (39.8)
                                                               -----------               ----------

        AFTER-TAX EFFECT                                              (0.2)                    66.4

    CUMULATIVE EFFECT OF ACCOUNTING
        CHANGE, NET OF TAX (h)                                           -                     16.5
                                                               -----------               ----------

        TOTAL AFTER TAX (INCOME) EXPENSE                       $      (0.2)              $     82.9
                                                               ===========               ==========

    SHARES USED IN DILUTED CALCULATION                               760.6                    809.2

        APPROXIMATE DILUTED PER SHARE EFFECT:
              BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE    $     (0.00)              $     0.08
              AFTER CUMULATIVE EFFECT OF ACCOUNTING CHANGE     $     (0.00)              $     0.10

(a) During the fourth quarter of 2002, the former Fred Meyer divisions changed their application of the LIFO method of accounting from the retail method to the item-cost method. The effect of this change on the February 3, 2002 inventory valuation was included in results for the first quarter of 2002.

(b) Costs related to mergers included expenses recognized as a consequence of the continued integration of Kroger's divisions.

(c) Reversal of lease liabilities related to store closings that did not take place or were less costly than anticipated. Due to merchandising and operational changes, financial performance has improved at some stores Kroger had anticipated closing following the Fred Meyer merger. As a result, these stores were not closed.

(d) Expense (credit) related to the mark-to-market of excess energy purchase commitments.

(e) SFAS No. 145 was adopted in the first quarter of 2003. As a result, losses related to the early retirement of debt, which were recorded as extraordinary items in 2002, have been reclassified as interest expense in the respective periods. Kroger had no such losses in 2003.

(f) The restructuring charges primarily included expenses related to the implementation of Kroger's Strategic Growth Plan.

(g) Merger-related charges and credits resulted from issuing and revaluing restricted stock related to merger synergies.

(h) Adoption of SFAS No. 142 in the first quarter of 2002 resulted in a $16.5 million impairment charge, net of a $9.9 million tax benefit, for the write-down of the jewelry division goodwill.

                                    Table 3.
                                 THE KROGER CO.
                           CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                                    May 24,          May 25,
                                                                     2003             2002
                                                                  -----------      -----------
ASSETS
Current Assets
      Cash                                                        $     156.3      $     185.4
      Receivables                                                       588.9            640.4
      Inventories                                                     4,209.0          4,102.0
      Prepaid and other current assets                                  320.1            324.3
                                                                  -----------      -----------

           Total current assets                                       5,274.3          5,252.1

Property, plant and equipment, net                                   10,821.2         10,032.9
Goodwill, net                                                         3,575.1          3,572.6
Fair value interest rate hedges (a)                                      34.0              7.7
Other assets                                                            300.1            305.1
                                                                  -----------      -----------

           Total Assets                                           $  20,004.7      $  19,170.4
                                                                  ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities

      Current portion of long-term debt including
          capital leases                                          $      69.0      $     455.4
      Accounts payable                                                3,221.6          3,266.0
      Accrued salaries and wages                                        586.4            539.7
      Other current liabilities                                       1,460.1          1,429.7
                                                                  -----------      -----------

           Total current liabilities                                  5,337.1          5,690.8

Long-term debt including capital leases
      Face value long-term debt including capital leases              8,058.9          7,960.7
      Adjustment to reflect fair value interest rate hedges (a)         142.9              7.7
                                                                  -----------      -----------
      Long-term debt including capital leases                         8,201.8          7,968.4

Other long-term liabilities                                           2,387.6          1,776.4

Stockholders' equity                                                  4,078.2          3,734.8
                                                                  -----------      -----------

           Total liabilities and stockholders' equity             $  20,004.7      $  19,170.4
                                                                  ===========      ===========

Total common shares outstanding at end of period                        749.5            792.2
Total diluted shares year to date                                       760.6            809.2

Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a) Balance sheet adjustments to reflect fair value interest rate hedges of fixed rate debt, pursuant to SFAS No. 133.

                                    Table 4.
                                 THE KROGER CO.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in millions)

                                                                               FIRST QUARTER
                                                                    ------------------------------------
                                                                       2003 (a)              2002 (a)
                                                                    --------------        --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings                                                     $        351.5        $        305.2
   Adjustment to reconcile net earnings to net cash
       provided by operating activities:
          Cumulative effect of accounting change                                 -                  16.5
          Depreciation                                                       354.9                 323.4
          LIFO charge                                                         12.0                  12.0
          Merger-related costs                                                   -                   2.4
          Item-cost conversion                                                   -                  90.7
          Store closing liabilities                                          (10.0)                    -
          Deferred income taxes                                               75.6                  41.0
          Other                                                                6.5                   8.9
          Changes in operating assets and liabilities net
              of effects of acquisitions:                                    142.5                 446.2
                                                                    --------------        --------------

   Net cash provided by operating activities                                 933.0               1,246.3
                                                                    --------------        --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures, excluding acquisitions                     $       (670.5)       $       (608.7)
   Payments for acquisitions, net of cash acquired                               -                (108.9)
   Other                                                                      14.6                  56.7
                                                                    --------------        --------------

   Net cash used by investing activities                                    (655.9)               (660.9)
                                                                    --------------        --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt                         $            -        $        503.1
   Reductions in long-term debt                                             (336.1)               (935.1)
   Proceeds from issuance of capital stock                                     5.6                  23.8
   Treasury stock purchases                                                 (131.3)               (117.2)
   Proceeds from interest rate swap terminations                             113.9                     -
   Increase (decrease) in book overdrafts                                     57.7                 (23.4)
   Other                                                                      (1.8)                (11.8)
                                                                    --------------        --------------

   Net cash used by financing activities                                    (292.0)               (560.6)
                                                                    --------------        --------------

NET INCREASE (DECREASE) IN CASH                                     $        (14.9)       $         24.8

CASH AT BEGINNING OF YEAR                                                    171.2                 160.6
                                                                    --------------        --------------
CASH AT END OF QUARTER                                              $        156.3        $        185.4
                                                                    ==============        ==============

Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a) Refer to Table 2 for a description of other income and expense items that affected Kroger's financial results during the periods presented.

               Table 5. Supplemental Food Store Sales Information

                                                 IDENTICAL FOOD STORE SALES

                                                                                              KROGER'S ESTIMATE OF ITS
                                                       FIRST QUARTER                     PRODUCT COST INFLATION (DEFLATION)
                                              --------------------------------- ----------------------------------------------------
                                                   2003             2002                   2003                        2002
                                              ---------------  ---------------- ---------------------------  -----------------------
INCLUDING SUPERMARKET FUEL CENTERS                (0.1)%            0.6%                   0.0%                       (0.1)%
EXCLUDING SUPERMARKET FUEL CENTERS                (1.1)%            0.0%                  (0.5)%                       0.2%
TOTAL SUPERMARKET FUEL CENTERS                     395               268                   395                          268

                                                 COMPARABLE FOOD STORE SALES

                                                                                              KROGER'S ESTIMATE OF ITS
                                                       FIRST QUARTER                     PRODUCT COST INFLATION (DEFLATION)
                                              --------------------------------- ----------------------------------------------------
                                                   2003             2002                   2003                        2002
                                              ---------------  ---------------- ---------------------------  -----------------------
INCLUDING SUPERMARKET FUEL CENTERS                 0.7%             1.3%                   0.0%                       (0.1)%
EXCLUDING SUPERMARKET FUEL CENTERS                (0.5)%            0.6%                  (0.5)%                       0.2%
TOTAL SUPERMARKET FUEL CENTERS                     395               268                   395                          268

                       Supplemental Financial Information
                                  (in millions)

                     Table 6. NET OPERATING WORKING CAPITAL

                                                         FIRST QUARTER
                                                        2003        2002       CHANGE
                                                     ----------  ----------  ----------
CURRENT ASSETS                                       $  5,274.3  $  5,252.1

SUBTRACT:
    CURRENT LIABILITIES                                (5,337.1)   (5,690.8)
                                                     ----------  ----------
    WORKING CAPITAL                                       (62.8)     (438.7)      375.9

ADDBACK:
    LIFO RESERVE                                     $    302.1  $    352.0

    CURRENT PORTION OF LONG-TERM DEBT, INCLUDING
      CAPITAL LEASES                                       69.0       455.4

    CURRENT ACCRUED AND DEFERRED INCOME TAX
      LIABILITIES                                         173.5       147.6

SUBTRACT:
    PROPERTY HELD FOR SALE                                (19.2)      (16.5)

    PREFUNDED EMPLOYEE BENEFITS                           (98.2)      (60.7)
                                                     ----------  ----------

NET OPERATING WORKING CAPITAL                        $    364.4  $    439.1       (74.7)

SUBTRACT:
    EITF 02-16 COMPARATIVE ADJUSTMENT (a)                     -       (27.6)
                                                     ----------  ----------

COMPARATIVE NET OPERATING WORKING CAPITAL            $    364.4  $    411.5       (47.1)

(a) EITF Issue No. 02-16 was adopted in the fourth quarter of 2002. The effect of this adoption on Kroger's FIFO inventory balances is adjusted for comparative purposes.


                             Table 7. NET TOTAL DEBT

                                                         FIRST QUARTER
                                                     ----------------------
                                                        2003        2002
                                                     ----------  ----------

LONG-TERM DEBT, INCLUDING CAPITAL LEASES AND
    CURRENT PORTION THEREOF                          $  8,270.8  $  8,423.8

SUBTRACT:

    ADJUSTMENT TO REFLECT FAIR VALUE INTEREST RATE
      HEDGES                                             (142.9)       (7.7)

    INVESTMENTS IN DEBT SECURITIES                        (67.0)      (67.5)

    PREFUNDED EMPLOYEE BENEFITS                           (98.2)      (60.7)
                                                     ----------  ----------
NET TOTAL DEBT                                       $  7,962.7  $  8,287.9